Exhibit 99.1

1901 Ulmerton Road, Suite 300 Clearwater, Florida 33762-2317 (727) 299-1200 www.ablest.com

FOR IMMEDIATE RELEASE Thrusday, November 4, 2004	SYMBOL: AIH TRADED: AMEX

ABLEST REPORTS THIRD QUARTER REVENUE AND EARNINGS GROWTH

     CLEARWATER, Fla., Nov. 4 — Ablest Inc. today announced that net income for the third fiscal quarter ended September 26, 2004, increased 68 percent to $588,000 or 21 cents per basic and 20 cents per diluted share from $350,000 or 12 cents per basic and diluted share a year earlier. Revenues for the third quarter were $29.9 million, an increase of 12.2 percent compared to revenues of $26.7 million for the similar period in 2003.

     Revenues for the first nine months of fiscal 2004 increased 11.2 percent to $82.5 million from $74.2 million in the corresponding period of the prior year. For the nine months ended September 26, 2004, the company reported net income of $377,000 or 13 cents per basic and diluted share compared to the same period of 2003 when the company reported net income of $209,000 or seven cents per share.

     “The third quarter growth was the result of strong performances from most of our geographic regions,” said Kurt R. Moore, president and chief executive officer. “In addition, we are encouraged to see increased demand for staffing from a broad base of client companies including renewed demand from the small and mid-sized client sectors.”

     Mr. Moore added, “We see positive indicators resulting from what appears to be a sustained economic recovery. The three locations we opened earlier this year have contributed over $2.0 million to revenue this year and all are currently contributing to our operating profit.”

     Ablest Inc. provides its clients with staffing solutions, managed services and vendor-on-premise (VOP) programs. Staffing solutions include clerical, industrial and information technology personnel provided through Ablest Staffing Services and Ablest Technology Services. Ablest supplies more than 30,000 field employees and consultants to more than 3,500 businesses annually through 48 locations in the Eastern and Southwestern United States.

     Certain statements contained in this news release, including statements regarding anticipated improvement in economic conditions and trends in worker’s compensation claims, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as such term is defined in The Private Securities Litigation Reform Act of 1995, as amended). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, changes in general economic conditions and unforeseen events impacting new worker’s compensation claims, and those risks and uncertainties discussed in filings made by the Company with the Securities and Exchange Commission, including its periodic reports on Forms 10-K and 10-Q.

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PAGE 2/ ABLEST REPORTS THIRD QUARTER REVENUE AND EARNINGS GROWTH

ABLEST INC.
Condensed Statements of Operations
(Amounts in thousands except share and per share amounts)
(Unaudited)

	For the Thirteen Week		For the Thirty-nine Week
	Periods Ended		Periods Ended
	September 26, 2004	September 28, 2003	September 26, 2004	September 28, 2003
Net service revenues	$29,912	$26,668	$82,509	$74,171
Cost of Services	24,838	22,111	69,182	61,777

Gross Profit	5,074	4,557	13,327	12,394
Selling, general and administrative expenses	4,127	3,999	12,722	12,074

Operating income	947	558	605	320

Other:
Interest income (expense), net	—	(9)	2	(31)
Miscellaneous, net	—	14	1	47

Other income	—	5	3	16
Income before income taxes	947	563	608	336
Income tax expense (benefit)	359	213	231	127

Net income	$588	$350	$377	$209

Basic net income per common share	$0.21	$0.12	$0.13	$0.07

Diluted net income per common share	$0.20	$0.12	$0.13	$0.07

Weighted average number of common shares used in computing net income per common share
Basic	2,840,350	2,858,197	2,838,915	2,862,629

Diluted	2,926,233	2,876,197	2,917,838	2,880,629

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PAGE 3/ ABLEST REPORTS THIRD QUARTER REVENUE AND EARNINGS GROWTH

ABLEST INC.
Condensed Balance Sheets
(Amounts in thousands except share and per share amounts)

	September 26, 2004	December 28, 2003
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,340	$1,614
Accounts receivable, net	14,327	13,778
Prepaid expenses and other current assets	192	213
Current deferred tax asset	1,085	1,085

Total current assets	17,944	16,690
Property, plant and equipment, net	538	647
Deferred tax asset	3,920	3,920
Goodwill, net	1,283	1,283
Other assets	39	39

Total assets	$23,724	$22,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$330	$326
Accrue expenses and other current liabilities	5,055	4,438

Total current liabilities	5,385	4,764
Other liabilities	80	89

Total liabilities	5,465	4,853

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock of $.05 par value; 500,000 shares authorized, none issued or outstanding at September 26, 2004 and December 28, 2003	—	—
Common stock of $.05 par value; 7,500,000 shares authorized, 3,334,344 and 3,308,929 shares issued and outstanding including shares held in treasury at September 26, 2004 and December 28, 2003, respectively	167	165
Additional paid-in capital	5,172	5,018
Retained earnings	15,030	14,653
Treasury stock at cost; 457,729 shares held at September 26, 2004 and December 28, 2003	(2,110)	(2,110)

Total stockholders’ equity	18,259	17,726

Total liabilities and stockholders’ equity	$23,724	$22,579

SOURCE:	Ablest Inc.

CONTACT:	Vincent J. Lombardo, Vice President and Chief Financial Officer, 727-299-1200 or vlombardo@ablest.com/

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